                        DEP CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED STATEMENTS OF
                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                     Three Months Ended
                                                         October 31,
                                                   ----------------------
                                                     1995          1994
                                                   -------        -------
Net income (loss) ..........................       $  (383)       $    34
                                                   =======        =======

Shares:
 Weighted average shares outstanding .......         6,248          6,242
 Shares issuable from assumed exercise of
   outstanding options .....................          --             --
                                                   -------        -------
Adjusted weighted average shares outstanding         6,248          6,242
                                                   =======        =======

Income (loss) per share ....................       $ (0.06)       $  0.01
                                                   =======        =======


                                   Exhibit 11